Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER AND FISCAL 2021 FINANCIAL RESULTS

Plant-based Q4 revenue increased 9.2%, excluding the extra week in the year-earlier period

Fiscal year 2021 Plant-based revenue increased 13.4% over prior year

Strong sequential revenue and gross profit growth expected in Q1, 2022

Minneapolis, Minnesota February 24, 2022 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading healthy food and beverage company focused on plant-based foods and beverages and fruit-based foods and beverages, today announced financial results for the fourth quarter and fiscal year ended January 1, 2022.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Fourth quarter 2021 highlights:

  Revenues of $204.2 million for the fourth quarter of 2021 decreased 0.6% reflecting 5.8% growth in plant-based offset by a 9.4% decline in fruit-based. Adjusting for the 53rd week in fiscal 2020, consolidated revenue growth was 2.5%.

  Gross margin decreased 650 basis points to 9.0% from 15.5% in the prior year, primarily reflecting production shortfalls and yield factors stemming from labor productivity and raw material challenges.

  Loss from continuing operations was $1.9 million compared to a loss from continuing operations of $34.3 million in the prior year.

  Adjusted loss¹ attributable to common shareholders was $1.0 million or $0.01 per diluted common share in the fourth quarter of 2021, compared to a loss of $2.5 million or $0.03 per diluted common share in the fourth quarter of 2020.

  Adjusted EBITDA¹ of $10.7 million, or 5.2% of revenues for the fourth quarter of 2021, was down 48.2% versus $20.6 million or 10.0% of revenues in the fourth quarter of 2020.

"Fourth quarter results were hampered by issues stemming from challenges in the macro environment. We had unexpected and therefore unrecovered inflation, yield related losses in fruit and higher costs in our plants without a corresponding increase in production.  While staffing levels recovered in the fourth quarter, we were focused on training 90+ new employees, incurring all the costs but lacking the corresponding production volume.  The good news is that we are seeing production quickly returning to more normal levels in the first quarter of 2022.  In addition to labor productivity initiatives, pricing actions and our capacity expansion in Allentown all point to a solid recovery in profitability from our fourth quarter of 2021 levels, starting in the first quarter of 2022.  Plant-based revenue rose 9.2%, excluding the extra week in the year-earlier period.  Consumer demand remains brisk, and we continued to prioritize servicing our customers, incurring unplanned overtime and additional freight to fulfill orders, which negatively impacted Q4 profitability," said Joe Ennen, Chief Executive Officer.  "We also continued to gain from significant tailwinds stemming from our strong innovation pipeline especially in oat-based offerings where we realized $80 million of revenue in 2021.  While we are disappointed with our fourth quarter results, we remain incredibly confident in our long-term value proposition.  We are making great strides standing up our 4th aseptic plant in Midlothian, TX and early conversations with customers give us confidence in the acceleration in both revenue and profit growth it will enable in 2023.  Strategically and competitively, we are well positioned to double our plant-based revenue and profits in the coming years."

Fourth Quarter 2021 Results

Revenues of $204.2 million for the fourth quarter of 2021 were down 0.6% compared to the fourth quarter of 2020 as 5.8% growth in Plant-Based Foods and Beverages was offset by a 9.4% decrease in Fruit-Based Foods and Beverages.

The Plant-Based Foods and Beverages segment generated revenues of $125.1 million during the fourth quarter of 2021, an increase of 5.8% compared to $118.2 million in the fourth quarter of 2020. Oat-based offerings remained a primary growth driver along with revenue from Dream and WestSoy, which were acquired in April, 2021.  We also experienced increased demand from foodservice customers and higher sunflower volumes.  Partially offsetting these factors was softer volume for certain other non-dairy beverages and everyday broths.  Due to supply chain disruptions, we were unable to meet some customer demand for our plant-based products in the quarter, and transport shortages prevented certain customers from picking up their orders prior to year-end.

The Fruit-Based Foods and Beverages segment generated revenues of $79.2 million during the fourth quarter of 2021, a decrease of 9.4% compared to $87.4 million in the fourth quarter of 2020. The decline was driven by lower volumes of retail frozen fruit due to planned rationalization of SKUs and customers, and the impact of supply constraints for certain fruit varieties on blended frozen fruit offerings.  Pass-through pricing actions provided a partial offset along with volume gains in fruit snacks and increased foodservice demand.

Gross profit was $18.4 million for the fourth quarter, a decrease of $13.4 million compared to $31.8 million in the prior year period.  As a percentage of revenues, gross profit margin was 9.0% in the fourth quarter of 2021 compared to 15.5% in the fourth quarter of 2020, a decrease of 650 basis points. The Plant-Based Foods and Beverages segment accounted for $8.4 million of the decrease in gross profit, reflecting the impact of labor factors stemming from turnover and wage incentives to retain employees, inflationary increases in transportation and utility rates, higher depreciation and lower production volumes.  Gross profit in the Fruit-Based Foods and Beverages segment decreased by $5.0 million due to decreased revenue and higher fruit inventory yield losses due to excess spoilage during handling.

Segment operating loss¹ was $1.6 million, or 0.8% of revenues in the fourth quarter of 2021, compared to segment operating income of $6.8 million, or 3.3% of revenues in the fourth quarter of 2020. The decrease in segment operating income was due to lower gross profit, year-over-year unfavorable foreign exchange impact related to the remeasurement of our Mexican operations into U.S. dollars and lower gains on Mexican peso hedging activities, and incremental amortization expense related to Dream and WestSoy, partially offset by lower SG&A expense.

Adjusted EBITDA¹ was $10.7 million or 5.2% of revenues in the fourth quarter of 2021, compared to $20.6 million or 10.0% of revenues in the fourth quarter of 2020.

Loss from continuing operations attributable to common shareholders for the fourth quarter of 2021 was $2.6 million, or $0.02 per diluted common share, compared to a loss of $37.2 million, or $0.41 per diluted common share during the fourth quarter of 2020.

Adjusted loss¹ in the fourth quarter of 2021 was $1.0 million or $0.01 per common share, compared to an adjusted loss of $2.5 million or $0.03 per common share in the fourth quarter of 2020.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of January 1, 2022, SunOpta had total assets of $755.1 million and total debt of $224.6 million compared to total assets of $585.6 million and total debt of $69.7 million a year earlier reflecting investments to accelerate strong growth in Plant-Based Foods and Beverages and an increase in inventory as we rebuilt our fruit inventory from the COVID depleted levels of 2020.  During the fourth quarter of 2021, cash provided by operating activities was $19.7 million from continuing operations compared to cash provided by operating activities of $19.8 million during the fourth quarter of 2020.  Investing activities from continuing operations consumed $23.3 million of cash during the fourth quarter of 2021 versus $11.2 million in the prior year, primarily due to capacity expansion initiatives.

2022 Outlook2

Consolidated revenue range:  $890 million - $930 million

Consolidated adjusted EBITDA1 range:  $67 million -$75 million

Conference Call

SunOpta plans to host a conference call at 8:30 A.M. Eastern time on Thursday, February 24, 2022, to discuss the fourth quarter financial results. After opening remarks, there will be a question and answer period. Investors interested in listening the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. This call may be accessed with the toll free dial-in number dial (888) 440-4182 or International dial-in number (646) 960-0653 using Conference ID:  8338433.

¹ See discussion of non-GAAP measures

2 The Company has included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs,  impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta Inc. is a leading company focused on the development and manufacture of plant-based and fruit-based food and beverage products.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that profitability will recover starting in Q1 2022, our 4th aseptic plant will enable accelerated revenue and profit growth in 2023 and plant-based revenue and profits will double in the coming years, as well as our anticipated consolidated revenue and adjusted EBITDA ranges for fiscal 2022. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expected", "point to", "continued", "well-positioned", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; the factors identified in footnote 2 above, uninterrupted operations and service levels to our customers during COVID-19; current customer demand for the Company's products, particularly our plant-based products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to COVID-19; unexpected issues or delays with completion of our 4th aseptic plant or the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and years ended January 1, 2022 and January 2, 2021
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Year ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
	$	$	$	$

Revenues	204,232	205,556	812,624	789,213

Cost of goods sold	185,828	173,749	714,539	680,136

Gross profit	18,404	31,807	98,085	109,077

Selling, general and administrative expenses	16,793	25,590	76,874	89,463
Intangible asset amortization	2,612	2,194	9,950	8,946
Other expense, net	1,442	22,604	8,890	23,393
Foreign exchange loss (gain)	579	(2,790)	1,112	(1,640)

Earnings (loss) from continuing operations before the following	(3,022)	(15,791)	1,259	(11,085)

Interest expense, net	2,624	7,605	8,769	30,042
Loss on retirement of debt	-	8,915	-	8,915

Loss from continuing operations before income taxes	(5,646)	(32,311)	(7,510)	(50,042)

Income tax expense (benefit)	(3,782)	2,019	(3,366)	(2,740)

Loss from continuing operations	(1,864)	(34,330)	(4,144)	(47,302)

Earnings from discontinued operations	-	107,391	-	124,820

Net earnings (loss)	(1,864)	73,061	(4,144)	77,518

Dividends and accretion on preferred stock	(752)	(2,855)	(4,197)	(10,328)

Earnings (loss) attributable to common shareholders	(2,616)	70,206	(8,341)	67,190

Basic and diluted earnings (loss) per share
From continuing operations	(0.02)	(0.41)	(0.08)	(0.65)
From discontinued operations	-	1.19	-	1.40
Basic and diluted earnings (loss) per share	(0.02)	0.78	(0.08)	0.75

Weighted-average common shares outstanding (000s)
Basic	107,341	89,991	104,098	89,234
Diluted	107,341	89,991	104,098	89,234

SunOpta Inc.
Consolidated Balance Sheets
As at January 1, 2022 and January 2, 2021
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	January 1, 2022	January 2, 2021
	$	$

ASSETS
Current assets
Cash and cash equivalents	227	251
Accounts receivable	84,702	72,724
Inventories	220,143	147,748
Prepaid expenses and other current assets	16,638	21,665
Current income taxes recoverable	8,259	6,935
Total current assets	329,969	249,323

Property, plant and equipment, net	219,537	158,048
Operating lease right-of-use assets	47,245	35,172
Intangible assets, net	148,440	133,317
Goodwill	3,998	3,998
Other assets	5,930	5,757

Total assets	755,119	585,615

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	121,430	118,592
Income taxes payable	-	1,431
Current portion of long-term debt	9,760	3,478
Current portion of operating lease liabilities	12,203	12,750
Current portion of long-term liabilities	-	200
Total current liabilities	143,393	136,451

Long-term debt	214,843	66,245
Operating lease liabilities	39,028	24,582
Long-term liabilities	2,241	-
Deferred income taxes	22,485	25,408
Total liabilities	421,990	252,686

Series A Preferred Stock	-	87,305
Series B-1 Preferred Stock	28,145	27,595

EQUITY
SunOpta Inc. shareholders' equity
Common shares	436,463	326,545
Additional paid-in capital	23,240	37,862
Accumulated deficit	(156,082)	(147,741)
Accumulated other comprehensive income	1,363	1,363
Total equity	304,984	218,029

Total equity and liabilities	755,119	585,615

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and years ended January 1, 2022 and January 2, 2021
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings (loss)	(1,864)	73,061	(4,144)	77,518
Earnings from discontinued operations	-	107,391	-	124,820
Loss from continuing operations	(1,864)	(34,330)	(4,144)	(47,302)
Items not affecting cash:
Depreciation and amortization	8,851	7,415	34,641	30,308
Amortization of debt issuance costs	360	1,055	1,353	4,078
Deferred income taxes	(2,744)	2,043	(2,923)	7,553
Stock-based compensation	(493)	4,251	9,100	11,676
Impairment of long-lived assets	244	7,803	3,206	7,803
Loss on foreign currency forward contract	-	12,658	-	12,658
Loss on retirement of debt	-	8,915	-	8,915
Other	1,594	(368)	1,090	(157)
Changes in operating assets and liabilities, net of businesses sold	13,717	10,397	(63,755)	17,131
Net cash provided by (used in) operating activities of continuing operations	19,665	19,839	(21,432)	52,663
Net cash provided by operating activities of discontinued operations	-	14,282	-	39,033
Net cash provided by (used in) operating activities	19,665	34,121	(21,432)	91,696

Investing activities
Additions to property, plant and equipment	(23,308)	1,473	(58,297)	(24,754)
Additions to intangible assets	-	-	(25,073)	-
Proceeds from sale of assets	-	-	2,300	-
Cash settlement of foreign currency forward contract	-	(12,658)	-	(12,658)
Other	-	-	-	41
Net cash used in investing activities of continuing operations	(23,308)	(11,185)	(81,070)	(37,371)
Net cash provided by (used in) investing activities of discontinued operations	-	363,496	(13,380)	361,889
Net cash provided by (used in) investing activities	(23,308)	352,311	(94,450)	324,518

Financing activities
Increase (decrease) under revolving credit facilities	(17,161)	(149,518)	106,016	(175,990)
Borrowings of long-term debt	23,420	5,179	32,800	5,179
Repayment of long-term debt, including premium paid	(1,882)	(229,729)	(13,671)	(231,431)
Payment of debt issuance costs	(9)	(2,397)	(2,561)	(4,888)
Proceeds from the exercise of stock options and employee share purchases	232	613	7,726	2,048
Payment of withholding taxes on stock-based awards	(405)	(1,704)	(8,718)	(4,080)
Payment of cash dividends on preferred stock	(609)	(2,378)	(5,247)	(4,078)
Payment of share issuance costs	-	-	(287)	-
Proceeds on issuance of preferred stock, net of issuance costs	-	-	-	26,804
Other	-	(181)	-	(185)
Net cash provided by (used in) financing activities of continuing operations	3,586	(380,115)	116,058	(386,621)
Net cash used in financing activities of discontinued operations	-	(7,216)	(200)	(31,063)
Net cash provided by (used in) financing activities	3,586	(387,331)	115,858	(417,684)

Decrease in cash and cash equivalents during the year	(57)	(899)	(24)	(1,470)

Cash and cash equivalents of discontinued operations:
Balance at the beginning of the period	-	678	-	1,370
Foreign exchange gain on cash and cash equivalents	-	212	-	223

Cash and cash equivalent, beginning of the period	284	260	251	128

Cash and cash equivalents, end of the period	227	251	227	251

SunOpta Inc.
Segmented Information
For the quarters and years ended January 1, 2022 and January 2, 2021
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
	$	$	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	125,074	118,179	470,754	415,164
Fruit-Based Foods and Beverages	79,158	87,377	341,870	374,049
Total segment revenues from external customers	204,232	205,556	812,624	789,213

Segment gross profit:
Plant-Based Foods and Beverages	14,585	22,980	76,336	80,497
Fruit-Based Foods and Beverages	3,819	8,827	21,749	28,580
Total segment gross profit	18,404	31,807	98,085	109,077

Segment operating income (loss):
Plant-Based Foods and Beverages	6,967	13,324	36,981	50,780
Fruit-Based Foods and Beverages	(2,462)	1,185	(9,320)	(7,321)
Corporate Services	(6,085)	(7,696)	(17,512)	(31,151)
Total segment operating income (loss)	(1,580)	6,813	10,149	12,308

Segment gross profit percentage:
Plant-Based Foods and Beverages	11.7%	19.4%	16.2%	19.4%
Fruit-Based Foods and Beverages	4.8%	10.1%	6.4%	7.6%
Total segment gross profit percentage	9.0%	15.5%	12.1%	13.8%

Segment operating income (loss) percentage:
Plant-Based Foods and Beverages	5.6%	11.3%	7.9%	12.2%
Fruit-Based Foods and Beverages	-3.1%	1.4%	-2.7%	-2.0%
Total segment operating income (loss) percentage	-0.8%	3.3%	1.2%	1.6%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and the impacts of acquisitions and divestitures. In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	January 1, 2022		January 2, 2021
		Per Share		Per Share
For the quarter ended	$	$	$	$
Loss from continuing operations	(1,864)		(34,330)
Dividends and accretion on preferred stock	(752)		(2,855)
Loss from continuing operations attributable to common shareholders	(2,616)	(0.02)	(37,185)	(0.41)
Adjusted for:
Business development costs(a)	2,641		-
Long-lived asset impairments and facility closure costs(b)	1,063		2,676
Costs related to exit from fruit ingredient processing facility(c)	902		-
Start-up costs(d)	745		1,546
Loss on foreign currency forward contract(e)	-		12,658
Loss on retirement of debt(f)	-		8,915
Restructuring costs(g)	-		8,548
Other(h)	(26)		(732)
Net income tax effect(i)	(3,686)		1,118
Adjusted loss	(977)	(0.01)	(2,456)	(0.03)

(a) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and divestitures, and internal expansion projects and other strategic initiatives.  For the fourth quarter of 2021, these costs included the transition and integration of the acquired Dream and WestSoy brands and the exploration of other potential strategic opportunities, which were recorded in cost of goods sold ($0.5 million) and SG&A expenses ($2.0 million), as well as the assessment of post-closing adjustments related to the divestiture of Tradin Organic, which were recorded in other expense ($0.1 million).

(b) For the fourth quarter of 2021, mainly reflects costs related to the relocation of our executive office and innovation center into Eden Prairie, Minnesota, and the vacating of our former leased facility, which were recorded in other expense. For the fourth quarter of 2020, reflects the write-down of owned and right-of-use assets related to the consolidation of roasting lines at our Crookston, Minnesota, facility, which was recorded in other expense.

(c) For the fourth quarter of 2021, reflects closure costs related to the exit from our fruit ingredient processing facility, including inventory write-offs of $0.6 million and equipment relocation costs of $0.3 million, which were recorded in cost of goods sold and other expense, respectively.

(d) Represents incremental direct costs incurred in connection with plant expansion projects and new product introductions before the project or product reaches normal production levels, including costs for the hiring and training of additional personnel, fees for outside services, travel costs, and plant- and production-related expenses.  For the fourth quarters of 2021 and 2020, start-up costs related to expansion projects within our plant-based beverage and ingredient operations, which were recorded in cost of goods sold.

(e) For the fourth quarter of 2020, reflects a loss on a foreign currency forward contract to economically hedge the cash consideration from the sale of Tradin Organic, which was recorded in other expense.

(f) For the fourth quarter of 2020, reflects the premium paid ($5.3 million) and write-off of unamortized debt issuance costs ($3.6 million) on the redemption and retirement of our second lien notes, which were recorded in non-operating expenses.

(g) For the fourth quarter of 2020, reflects professional fees of $0.5 million recorded in SG&A expenses; and long-lived asset impairment and facility closure costs of $6.4 million mainly related to the exit from our Santa Maria, California, frozen fruit processing facility, together with employee termination costs of $1.6 million, which were recorded in other expense.

(h) For the fourth quarter of 2020, other includes a reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products, which was recorded in other income/expense.

(i) Reflects the tax effect of the preceding adjustments to earnings calculated based on our estimated annual effective tax rate.

	January 1, 2022		January 2, 2021
		Per Share		Per Share
For the years ended	$	$	$	$
Loss from continuing operations	(4,144)		(47,302)
Dividends and accretion on preferred stock	(4,197)		(10,328)
Loss from continuing operations attributable to common shareholders	(8,341)	(0.08)	(57,630)	(0.65)
Adjusted for:
Business development costs(a)	6,209		-
Costs related to exit from fruit ingredient processing facility(b)	5,504		-
Restructuring costs(c)	1,432		9,897
Long-lived asset impairments and facility closure costs(d)	1,063		2,676
Start-up costs(e)	745		1,883
Workforce reduction charges(f)	499		-
Loss on foreign currency forward contract(g)	-		12,658
Loss on retirement of debt(h)	-		8,915
Other(i)	261		(189)
Net income tax effect(j)	(5,827)		255
Adjusted earnings (loss)	1,545	0.01	(21,535)	(0.24)

(a) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and divestitures, and internal expansion projects and other strategic initiatives.  For 2021, these costs included the transition and integration of the acquired Dream and WestSoy brands, project development activities related to our new plant-based beverage facility under construction in Texas, and the exploration of other potential strategic opportunities, which were recorded in cost of goods sold ($0.6 million) and SG&A expenses ($4.9 million), as well as the assessment of post-closing adjustments related to the divestiture of Tradin Organic, which were recorded in other expense ($0.7 million).

(b) For 2021, reflects closure costs related to the exit from our fruit ingredient processing facility, including long-lived asset impairment charges ($3.0 million), equipment relocation costs ($0.8 million) and employee termination costs ($1.1 million) recorded in other expense, and inventory write-offs of $0.6 million recorded in cost of goods sold.

(c) For 2021, represents costs to complete the exit from our Santa Maria, California, frozen fruit processing facility, which were recorded in other expense.  For 2020, reflects professional fees of $1.0 million and employee retention costs of $0.6 million recorded in SG&A expenses; and long-lived asset impairment and facility closure costs of $6.4 million, mainly related to the Santa Maria facility exit, together with employee termination costs of $2.8 million (offset by the reversal of $0.9 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), which were recorded in other expense.

(d) For 2021, mainly reflects costs related to the relocation of our executive office and innovation center into Eden Prairie, Minnesota, and the vacating of our former leased facility, which were recorded in other expense.  For 2020, reflects the write-down of owned and right-of-use assets related to the consolidation of roasting lines at our Crookston, Minnesota, facility, which was recorded in other expense.

(e) Represents incremental direct costs incurred in connection with plant expansion projects and new product introductions before the project or product reaches normal production levels, including costs for the hiring and training of additional personnel, fees for outside services, travel costs, and plant- and production-related expenses.  For 2021 and 2020, start-up costs related to expansion projects within our plant-based beverage and ingredient operations, which were recorded in cost of goods sold.

(f) For 2021, represents severance and related benefit charges related to workforce reduction actions in our frozen fruit operations to reduce overhead costs, which were recorded in other expense.

(g) For 2020, reflects a loss on a foreign currency forward contract to economically hedge the cash consideration from the sale of Tradin Organic, which was recorded in other expense.

(h) For 2020, reflects the premium paid ($5.3 million) and write-off of unamortized debt issuance costs ($3.6 million) on the redemption and retirement of our second lien notes, which were recorded in non-operating expenses.

(i) For 2021, other includes a $0.5 million loss from the settlement of employment-related legal matter, partially offset by a gain related to a project cancellation, which were recorded in other expense/income.  For 2020, other includes a loss of $2.4 million from the settlement of a customer claim related to the recall of certain sunflower products in 2016, net of gains of $2.2 million from the settlement of unrelated matters, and reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products, which was recorded in other income/expense.

(j) Reflects the tax effect of the preceding adjustments to earnings calculated based on our estimated annual effective tax rate.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	January 1, 2022	January 2, 2021
For the quarter ended	$	$
Loss from continuing operations	(1,864)	(34,330)
Income tax expense (benefit)	(3,782)	2,019
Loss on retirement of debt(a)	-	8,915
Interest expense, net	2,624	7,605
Other expense, net	1,442	22,604
Total segment operating income (loss)	(1,580)	6,813
Depreciation and amortization	8,851	7,415
Stock-based compensation(b)	(493)	4,250
Business development costs(c)	2,566	-
Start-up costs(d)	745	1,546
Costs related to exit from fruit ingredient processing facility(e)	572	-
Restructuring costs(f)	-	546
Adjusted EBITDA	10,661	20,570

(a) For the fourth quarter of 2020, reflects the premium paid ($5.3 million) and write-off of unamortized debt issuance costs ($3.6 million) on the redemption and retirement of our second lien notes, which were recorded in non-operating expenses.

(b) For the fourth quarter of 2021, reflects the reversal of stock-based compensation for unvested awards granted under the Company's short-term incentive plan based on financial performance.

(c) For the fourth quarter of 2021, third-party business development costs reflected the transition and integration of the acquired Dream and WestSoy brands, and the exploration of other potential strategic opportunities, which were recorded in cost of goods sold ($0.5 million) and SG&A expenses ($2.0 million).

(d) For fourth quarters of 2021 and 2020, reflects start-up costs related to expansion projects within our plant-based beverage and ingredient operations, which were recorded in cost of goods sold.

(e) For the fourth quarter of 2021, reflects inventory write-offs related to the exit from our fruit ingredient processing facility, which were recorded in cost of goods sold.

(f) For the fourth quarter of 2020, reflects professional fees of $0.5 million recorded in SG&A expenses.

	January 1, 2022	January 2, 2021
For the years ended	$	$
Loss from continuing operations	(4,144)	(47,302)
Income tax benefit	(3,366)	(2,740)
Loss on retirement of debt(a)	-	8,915
Interest expense, net	8,769	30,042
Other expense, net	8,890	23,393
Total segment operating income	10,149	12,308
Depreciation and amortization	34,641	30,308
Stock-based compensation(b)	9,100	12,570
Business development costs(c)	5,506	-
Start-up costs(d)	745	1,883
Costs related to exit from fruit ingredient processing facility(e)	572	-
Restructuring costs(f)	-	1,649
Adjusted EBITDA	60,713	58,718

(a) For 2020, reflects the premium paid ($5.3 million) and write-off of unamortized debt issuance costs ($3.6 million) on the redemption and retirement of our second lien notes, which were recorded in non-operating expenses.

(b) For 2020, stock-based compensation of $12.6 million was recorded in SG&A expenses and the reversal of $0.9 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(c) For 2021, third-party business development costs reflected the transition and integration of the acquired Dream and WestSoy brands, project development activities related to our new plant-based beverage facility under construction in Texas, and the exploration of other potential strategic opportunities, which were recorded in cost of goods sold ($0.6 million) and SG&A expenses ($4.9 million).

(d) For 2021 and 2020, reflects start-up costs related to expansion projects within our plant-based beverage and ingredient operations, which were recorded in cost of goods sold.

(e) For 2021, reflects inventory write-offs related to the exit from our fruit ingredient processing facility, which were recorded in cost of goods sold.

(f) For 2020, reflects professional fees of $1.0 million and employee retention costs of $0.6 million recorded in SG&A expenses.